UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 11, 2004 Date of report (date of earliest event reported)

STELLENT, INC. (Exact name of registrant as specified in its charter)

Minnesota	0-19817	41-1652566

(State of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

7777 Golden Triangle Drive, Eden Prairie, Minnesota	55344

(Address of principal executive offices)	(Zip Code)

(952) 903-2000 (Registrant’s telephone number, including area code)

Item 5. Other Events.
Item 7. Financial Statements and Exhibits
SIGNATURES
INDEX TO EXHIBITS
EX-2 Agreement and Plan of Merger
EX-99 Joint Press Release

Item 5. Other Events.

     On January 11, 2004, Stellent, Inc. (“Stellent”) and its wholly owned subsidiary, STEL Sub, Inc. (“STEL Sub”), entered into an Agreement and Plan of Merger with Optika Inc. (“Optika”), providing for the merger of Optika with and into STEL Sub.

     Under the terms of the merger agreement, upon consummation of the merger

•	Each outstanding share of Optika common stock will be converted into the right to receive 0.44 of a share of Stellent common stock, subject to adjustment described below.

•	All outstanding shares of Optika preferred stock will be converted into the right to receive a total of $10 million in cash and, in certain circumstances described below, shares of Stellent common stock.

•	Each outstanding option to acquire shares of Optika common stock will be assumed by Stellent and converted into the right to acquire shares of Stellent common stock.

If the value of 0.44 of a share of Stellent common stock, based on the average Stellent closing price over a period ending shortly before the merger is consummated, is greater than $4.00, then:

•	80 percent of the value in excess of $4.00 will be allocated to the holders of Optika common stock.

•	20 percent of the value in excess of $4.00 will be allocated to the holders of Optika preferred stock.

This allocation will be accomplished by reducing the total number of Stellent shares to be issued to holders of Optika common stock and by issuing those shares to the holders of Optika preferred stock. The total number of shares to be issued by Stellent will not change.

     The merger agreement contemplates that the merger will be tax-free to the shareholders of Optika as to the shares of Stellent common stock that they receive. The consummation of the merger is subject to customary conditions, including approval by the stockholders of Optika and the approval of the issuance of the shares of Stellent common stock by the shareholders of Stellent.

     A copy of the merger agreement is filed as an exhibit to this report. Reference is made to the merger agreement for a full statement of the terms and conditions of the merger.

     An additional discussion of the merger agreement and the merger is provided in Stellent’s and Optika’s joint press release of January 12, 2004, which is attached as an exhibit to this report.

Item 7. Financial Statements and Exhibits

     (c)  Exhibits

2	Agreement and Plan of Merger, dated as of January 11, 2004, among Stellent, Inc., STEL Sub, Inc., and Optika Inc.
99	Joint press release of Stellent and Optika dated January 12, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: January 16, 2004

STELLENT, INC. (Registrant)

By /s/ Gregg A. Waldon Gregg A. Waldon Chief Financial Officer, Treasurer and Secretary

INDEX TO EXHIBITS

Exhibit No.		Method of Filing

2	Agreement and Plan of Merger, dated as of January 11, 2004, among Stellent, Inc., STEL Sub, Inc., and Optika Inc.	Filed Electronically
99	Joint press release of Stellent and Optika dated January 12, 2004	Filed Electronically